EXHIBIT 8.1

JOINT FILING AGREEMENT

Pursuant to Rule 13d-1(k)(1) promulgated under the Securities Act of 1934, as amended, each of Daniel L. Goodwin, The Inland Group, Inc. and Inland Real Estate Investment Corporation hereby agrees that the Schedule 13G to which this Exhibit 8.1 is attached and any amendments thereto relating to the acquisition or disposition of shares of common stock of Inland Real Estate Corporation is filed jointly on behalf of each of them.

Dated:  March 16, 2007

DANIEL L. GOODWIN

By:	/s/ Daniel L. Goodwin
Name:	Daniel L. Goodwin
Date:	March 16, 2007

THE INLAND GROUP, INC.

By:	/s/ Alan Kremin
Name:	Alan Kremin
Title:	Treasurer
Date:	March 16, 2007

INLAND REAL ESTATE INVESTMENT CORPORATION

By:	/s/ Roberta S. Matlin
Name:	Roberta S. Matlin
Title:	Vice President
Date:	March 16, 2007

INLAND INVESTMENT STOCK HOLDING COMPANY

By:	/s/ Roberta S. Matlin
Name:	Roberta S. Matlin
Title:	Vice President
Date:	March 16, 2007